Exhibit 10.63
AMERICAN REPROGRAPHICS COMPANY
2005 STOCK PLAN
Amendment No. 1
Adopted: May 22, 2007
Effective May 22, 2007, the American Reprographics Company 2005 Stock Plan (the “Plan”) is amended as follows:
1.	Section 8 of the Plan, entitled “Non-Employee Directors’ Nonstatutory Stock Option Program,” in restated its entirety to read as follows:
8.	Non-Employee Directors’ Restricted Stock Award Program.
Without any further action by the Board, automatic grants of Restricted Stock Awards will be made under the Plan in accordance with this Section 8 to Non-Employee Directors who meet the criteria specified in Section 8(a). All Restricted Stock Awards granted under this Section 8 will be in such form as may be approved by the Board, subject to the provisions of the Plan and Section 8.
(a) Non-Discretionary Grants. Without any further action of the Board, on the date of each Annual Meeting, commencing with the Annual Meeting in 2007, each person who is then a Non-Employee Director will be automatically granted a Restricted Stock Award for a number of shares of Common Stock having a then Fair Market Value equal to $60,000, which award will vest at a rate of 1/12 per month after the date of the Annual Meeting following the Non-Employee Director’s completion of Continuous Service.
(b) Restricted Stock Award Provisions. Each Restricted Stock Award granted under this Section 8 will include (through incorporation by reference in the Restricted Stock Award or otherwise) the substance of each of the provisions of Section 7(d).
2.	Section 2(u) of the Plan is restated in its entirety to read as follows:
(u) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange or traded on the New York Stock Exchange, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange (or the exchange or market with the greatest volume of trading in the Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.
(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.